Exhibit 97.1

EXECUTIVE COMPENSATION CLAWBACK POLICY
Effective Date: October 2, 2023

1.POLICY STATEMENT
The Board of Directors of Boise Cascade Company (the “Board”) has adopted this Executive Compensation Clawback Policy (this “Policy”) to apply to compensation under the Company’s incentive plans. Under this Policy, the Board shall, to the full extent required by applicable laws, require recovery of Erroneously Awarded Compensation received by Officers in the event of an Accounting Restatement. This Policy is intended to comply with, and to be interpreted and administered consistent with, Section 10D of the Exchange Act, Rule 10D-1 of the Exchange Act and the applicable listing standards of NYSE. Capitalized terms used but not otherwise defined in this Policy have the meanings set forth in Section 3.
2.SCOPE
(a)This Policy applies to all Incentive-based Compensation received by an Officer (i) after beginning service as an Officer, (ii) during service as an Officer at any time during the applicable performance period for the Incentive-based Compensation (even if no longer serving as an Officer at the time the Erroneously Awarded Compensation is subject to recovery), (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years preceding the Restatement Trigger Date (and any transition period in the event of a change in the Company’s fiscal year of less than nine months within or immediately following those completed fiscal years).
(b)The Board and/or the Committee will have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation, including, but not limited to, by (i) recovering any excess shares, options or restricted stock units or payments issued to an Officer or (ii) offsetting any future awards and/or payments to an Officer against any amount subject to recovery. Any recovery required under this Policy will be effected reasonably promptly.
3.DEFINITIONS
(a)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement”) or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement) (unless such Accounting Restatement is due to a retrospective application of a change in accounting principle or other permitted exclusion under Rule 10D-1 of the Exchange Act).
(b)“Committee” means the Compensation Committee of the Board.
(c)“Company” means Boise Cascade Company and each of its subsidiaries.
(d)“Erroneously Awarded Compensation” means the amount of Incentive-based Compensation received that exceeds the amount that otherwise would have been received had it been determined based on the restated amounts under the Accounting Restatement, computed without regard to any taxes paid. For Incentive-based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical calculation directly from the information in the Accounting Restatement, the amount subject to recovery will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received, and the Company must maintain and provide such documentation to NYSE.
(e)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(f)“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also considered Financial Reporting Measures. A Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(g)“Incentive-based Compensation” means any compensation, whether cash or equity, that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(h)“NYSE” means The New York Stock Exchange.
(i)“Officer” means each executive officer who is or was designated by the Board as an “officer” for purposes of Rule 16a-1(f) of the Exchange Act (including for this purpose, at a minimum all executive officers identified in the Company’s Annual Report on Form 10-K).
(j)“Received” refers to the receipt of Incentive-based Compensation which, for purposes of this Policy, means the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment, vesting or grant of the Incentive-based Compensation occurs after the end of that period.
(k)“Restatement Trigger Date” means the earlier of (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
(l)“SEC” means the Securities and Exchange Commission.
4.POLICY
(a)Recoupment of Erroneously Awarded Compensation. The Company must recover Erroneously Awarded Compensation in compliance with this Policy, unless any of the following conditions are met and the Committee determines that recovery would be impracticable:
(i)The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided that the Company has first made a reasonable attempt to recover such compensation, documented such reasonable attempt(s) to recover, and provided such documentation to NYSE; or
(b)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any other compensation recovery policy of the Company that may be in effect from time to time, including in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company; provided, however, that any amounts recouped under any other policy or applicable law that would be recoupable under this Policy will count toward any required recoupment under this Policy and vice versa. Nothing contained in this Policy and no recovery hereunder will limit any claims, damages or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.
(c)Successors. This Policy will be binding and enforceable against all Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
(d)Acknowledgement by Officer. Each Officer who is subject to this Policy will be required to sign and return to the Company the Acknowledgement Form in substantially the form attached to this Policy as Exhibit A.
(e)Reporting Requirements. The Company will file this Policy with the SEC, and make all related disclosure requirements, in accordance with the requirements of the federal securities laws.

(f)Indemnification Prohibition. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company will not indemnify any Executive Officer with respect to amount(s) recovered under this Policy or claims relating to enforcement of this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by such individual to fund potential clawback obligations hereunder.
(g)Amendment; Termination. The Board or the Committee may amend or terminate this Policy from time to time in its discretion as it deems appropriate; provided, however, that no amendment or termination of this Policy will be effective to the extent it would cause the Company to violate any federal securities laws, SEC rule or the rules or listing standards of any national securities exchange or association on which the Company’s securities are listed.
(h)Effective Date. This Policy is effective for Incentive-based Compensation received by an Officer on or after the Effective Date set forth above.
5.ROLES & RESPONSIBILITIES
This Policy will be administered by the Board and/or the Committee. Any determinations made by the Board and/or the Committee will be conclusive and binding on all affected individuals. The Board and/or the Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy.
RELATED DOCUMENTS
Exhibit A -- Acknowledgement

Exhibit A
Boise Cascade Company
Executive Compensation Clawback Policy

Acknowledgement
By your signature below, you acknowledge and understand that you have received and reviewed a copy of the Boise Cascade Company Executive Compensation Clawback Policy. Capitalized terms used but not defined in this Acknowledgement have the meanings given to them in the Policy.
You acknowledge and agree that any Incentive-based Compensation granted to you after the Effective Date is subject to the terms of the Policy, as amended from time to time (the “Policy”), even following any termination of your employment with the Company. You agree to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company in accordance with the terms of the Policy. In the event of any inconsistency between the Policy and the terms of any employment agreement or offer letter to which you are a party, or the terms of any compensation plan, program or agreement under which any compensation has been or may be granted, awarded, earned, or paid, the terms of the Policy will govern.

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